Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Board of Directors

PetroShare Corp.

Englewood, Colorado

We hereby consent to the references to Cawley, Gillespie & Associates, Inc., to the inclusion of our estimates of reserves contained in our report entitled “Evaluation Summary—SEC Pricing, PetroShare Corp. Interests, Various Counties, Colorado, Proved Reserves, as of December 31, 2016,” and to the specific references to Cawley, Gillespie & Associates, Inc. as the independent petroleum engineering firm in this Registration Statement on Form S-1 and any amendments to the registration statement (collectively, the “Registration Statement”), and the prospectus to which the Registration Statement is related, to be filed with the United States Securities and Exchange Commission. We also consent to all references to our firm in any prospectus included in such Registration Statement, including under the heading “Experts.”

Yours truly,

/s/ CAWLEY, GILLESPIE & ASSOCIATES, INC.
CAWLEY, GILLESPIE & ASSOCIATES, INC.
Texas Registered Engineering Firm F-693

May 19, 2017